EXHIBIT 10.b


                                  EXHIBIT 10(b)

                  UNIFORM MEMBER BEET SUGAR MARKETING AGREEMENT


            THIS AGREEMENT, Made as of the 1st day of December, 1997, by and between United Sugars Corporation, a cooperative association organized under the laws of the State of Minnesota (hereinafter referred to as "Marketing Agent"), and Minn-Dak Farmers Cooperative, a cooperative association organized under the laws of the State of (hereinafter referred to as "Processor").

                                   WITNESSETH

            WHEREAS, Processor is a producer-owned and Producer operated agricultural cooperative which is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C., Sec. 1141j(a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C., Sec. 291,
292), and which is engaged in the operation of one or more beet sugar processing plants for the purpose of producing one or more forms of refined sugar; and

            WHEREAS, Marketing Agent is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C., Sec. 1141j(a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C., Sec. 291, 292), for the mutual help and benefit of its members and for the purposes of acting as a marketing agency for its members and of engaging in the business of marketing the refined sugar (whether sold in packages or in bulk) produced by its members, including but not limited to, granulated, liquid, blends, specialty products and corn sweetener (hereinafter referred to as the "Products"); and

            WHEREAS, Processor is a member of Marketing Agent and wishes to participate with other members of Marketing Agent in developing and maintaining a dependable market for such Products; and

            WHEREAS, Marketing Agent and Processor desire to enter into a member marketing agreement on a pool basis.

            NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of Processor and Marketing Agent herein and the pooling obligations of the other members of Marketing Agent, Marketing Agent and Processor agree as follows:

            1. Appointment of Marketing Agent as Sales Agent.

               (a) Processor appoints and employs Marketing Agent to act as its sole agent in the sales and marketing of all Product produced by Processor during the Term (as hereinafter defined) of this Agreement, and Marketing Agent accepts such appointment and employment and agrees to act as the sales agent and pool administrator in accordance with the terms of this Agreement.

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               (b) Processor agrees that Marketing Agent may employ all such persons and agencies as it determines to be necessary to carry out its obligations under this Agreement. It is understood and agreed that Marketing Agent may market Products under the various trademarks and trade names of Processor (if any) pursuant to a royalty free license agreement with respect to such trademarks and trade names, the form of which agreement shall be mutually agreed upon by Processor and Marketing Agent.

               (c) Marketing Agent agrees, and is hereby empowered by Processor, to sell in its own name, and pass title on behalf of Processor to, all Product produced by Processor during the Term of this Agreement to such purchasers, at such time or times, at such place or places, in such manner and on such prices or terms as Marketing Agent determines to be in the best interests of Processor and other members of Marketing Agent.

               (d) Marketing Agent shall have no rights, and nothing herein contained shall be deemed to create rights in Marketing Agent in and to any other products produced by Processor (other than refined sugar), including without limitation, molasses.

               (e) It is understood and agreed that Marketing Agent may from time to time procure certain Products from third parties in order to meet the requirements of sales contracts or as otherwise determined to be in the best interest of Processor and the other members of Marketing Agent. Processor and Marketing Agent agree that Marketing Agent shall act as an agent for Processor in connection with such purchases of Products and that the costs of acquiring such Products and revenues received from the sale of such Products shall be allocated to Processor and other members of Marketing Agent on the same basis as allocations from the pool for which the Products were purchased.

            2. Packaging. Processor intends to have the capacity to sell Product in bulk as well as in packages in the sizes set forth on Schedule A hereto. It is understood that production and packaging constraints will limit the volume and mix of packages that can be produced at any one time, and accordingly, Marketing Agent agrees to coordinate orders for packaged Product taking into consideration Processor's production and packaging limitations.

            3. Production and Delivery. It is anticipated that Processor will produce Products during its campaign on an approximately even monthly schedule. However, Processor acknowledges that Marketing Agent's requirements may be greater in certain specified months and less in others. Accordingly, subject to mutual agreement of the parties, Marketing Agent will endeavor to coordinate demands with Processor's production and storage capacities. At Marketing Agent's request, Processor will attempt to maximize production in any month in order to accommodate customer demand.

            3.1 Product Production Schedules. Processor shall provide to Marketing Agent by June 1 of each Fiscal Year (as hereinafter defined) during the Term a preliminary estimated production schedule (specifying volume and dates) for the next following Fiscal Year and will provide a revised estimated production schedule by July 1 of each such year, reflecting any changes from the June preliminary estimate. Thereafter, the estimated production schedule shall be updated each month. For the purposes of this Agreement, the term "Fiscal Year" shall mean each twelve month period from September 1 through August 31 of the next following calendar

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year. Marketing Agent and Processor shall jointly develop a production and delivery schedule plan for each Fiscal Year that will attempt to accommodate, as much as reasonably possible, the dual goals of maximizing the price to be paid to Processor and maximizing production efficiencies, with the objective of selling all of Processor's production of Product each year.

            3.2 Weekly Delivery Amounts. Estimated weekly delivery schedules, including quantities, and bulk and packaging requirements for each week of each month, shall be agreed upon by the parties at least seven (7) days in advance of the month to which they apply. The parties shall use reasonable efforts, recognizing customer demand, to accommodate each other in setting such schedules.

            4. Billing and Collection. All sales made by Marketing Agent shall be billed on invoices of Marketing Agent and all receipts shall be collected by Marketing Agent.

            5. Pool Years. Processor's members processes beets and thick juice into refined sugar, generally from September through May ("Beet Processing Season"). Certain other of Marketing Agent's members process cane into feedstock for their refinery from mid-October through March ("Cane Processing Season), and cane feedstock is processed into Product throughout the year, from November through October. Marketing Agent markets Product in one or more pools, each of which begins on September 1 and ends on or about the last day of the applicable Fiscal Year (August 31). Each Beet Processing Season falls substantially within a corresponding Fiscal Year (pool year) of Marketing Agent. In order to include sales of carry-over Product produced by Processor in a given Beet Processing Season in the pool applicable to the Fiscal Year in which the Beet Processing Season occurred, even though delivery may occur following August 31 of such year, the Product to be included in calculating Marketing Agent's pool in each Fiscal Year shall be the amount of Product produced during the applicable Fiscal Year.

            6. Price for Product.

            6.1 Price. Marketing Agent shall pay to Processor for all Product delivered hereunder, Processor's pro rata share of the Net Pool Price (as hereinafter defined) for each product pool in which Processor participates.

            6.2 Product Pools. Marketing Agent and Processor agree that the Products to be sold by Marketing Agent hereunder shall be pooled for each Fiscal Year with Products of the other members of Marketing Agent, as set forth in
Section 5 hereof There shall initially be the following three (3) pools for
Products: (a) Primary Pool, (b) Export Option Pool, and (c) High Fructose Syrup ("HFS") Pool. The Marketing Agent by action of its Executive Committee shall have the discretion to create additional pools as deemed reasonably necessary for the equitable treatment of all members. As sales are made, the proceeds received by Marketing Agent from the sale of pooled Products received from its members, shall be deposited into the pools for the appropriate Fiscal Year and shall be credited to Processor and the other members of Marketing Agent on the basis of their respective pro rata shares. Processor's pro rata share of the Net Pool Price (as hereinafter defined) of each pool shall be distributed to Processor by Marketing Agent as rapidly as collection and accounting procedures permit.

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            6.3 Primary Pool. Processor's pro-rata share for the Primary Pool for each Fiscal Year shall be based upon total production, less the amount of Product designated for other alternative or separate pools. With respect to the Primary Pool for each Fiscal Year covered by this Agreement, distributions of the Net Pool Price shall initially be based on Marketing Agent's best estimate of the amount of the Products anticipated to be produced in such year by Processor and each other participant in the pool, and shall be adjusted by Marketing Agent periodically as production figures are more precisely determined. Such adjustments shall reflect an interest charge to be paid by any pool participant who has received excess distributions based on the preliminary production estimates and such interest shall be paid to the pool participant(s) who received less than full distributions. For purposes of this paragraph, interest charges shall be equal to the average of (i) the monthly Commodity Credit Corporation loan rate for the period in question and (ii) the rate charged by Marketing Agent's principal lender for thirty (30) day seasonal fixed rate financing for the period in question. As soon as exact information and production figures are available, Marketing Agent shall determine Processor's final Product price for the Fiscal Year, and appropriate adjustments, together with interest, as provided above, shall be made. Estimated payments shall be made by Marketing Agent to Processor no less frequently than weekly during the Term, and final accounting for each Fiscal Year shall be made no later than the ninetieth day following the last day of each Fiscal Year.

            6.4 Export Option and Other Pools. The distribution of Net Pool Price from the Export Option Pool and the HFS Pool (and any other pool established by the Marketing Agent) shall be based on the Product committed by each member to such pool and payments shall be made following the procedure set forth above for Primary Pool payments.

            7. Marketing Agent's Books and Records. Marketing Agent shall keep accurate records of costs, sales, and pool proceeds in accordance with sound and generally accepted accounting practices. Said records shall be at all reasonable times fully available for copying and inspection by Processor and/or its certified public accountants. All records of each pool shall be audited annually by independent certified public accountants selected by Marketing Agent. Such audit shall be made available to Processor promptly after completion.

            8. Definitions of Net Pool Price. The net proceeds of the product pools for each Fiscal Year (the "Net Pool Price") shall be defined as the gross proceeds realized by Marketing Agent from sales of Products produced by Processor and the other members in each pool, less expenses directly attributable to such pool in accordance with authorized and established rules of Marketing Agent as follows:

               (a) All costs, charges or expenses attributable to the marketing and sale of pooled Products, including without limitation salaries, wages and other benefits of Marketing Agent's employees, office expense and appropriate consulting fees;

               (b) All costs of transportation of the pooled Products; provided, however, that to the extent rail transportation is not available from the location of Processor's plants, transportation costs shall be adjusted to reflect the added cost related to transportation from such plants;

               (c) Insurance premiums paid by Marketing Agent;

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               (d) Interest expense for financing obtained by Marketing Agent;

               (e) State inspection fees and all other fees and taxes incurred in the marketing of the pooled Products;

               (f) All charges, fees and expenses paid by Marketing Agent to Processor, any other member of Marketing Agent, or any other person, for advertising or use of trademarks;

               (g) All costs and expenses reimbursed to Processor or any other member pursuant to Section 16 hereof;

               (h) All amounts paid by Marketing Agent to any third person for shipping, storage, warehousing or packaging costs or expenses described in
Section 16 hereof;

               (i) All other direct and indirect charges or expenses, including administrative and overhead, attributable to the sale of the pooled Products in the operation of the relevant Product pool; and

               (j) Depreciation of property and equipment of Marketing Agent.

All losses incurred by Marketing Agent as a result of uncollectible accounts receivable shall be allocated to the appropriate Product pool and shall be regarded as a marketing expense in determining the Net Pool Price of that Product pool.

            9. Budget and Advance of Marketing Costs. Marketing Agent shall prepare a monthly budget or estimate of all direct and indirect marketing costs for the pools. It is the intention of Marketing Agent to secure independent financing for costs associated with the marketing of Products as reflected in the budget.

            10. Product Warranties, Quality Standards, Transfer of Title:
Handling of Products of Substandard Quality.

               (a) It is understood and agreed that title to Products shall remain in the name of Processor until the earlier of (i) such time as title is transferred to a buyer by Marketing Agent on behalf of Processor or (ii) risk of loss passes to Marketing Agent, as provided in Section 12(a)(ii) hereof. All Processor's Products which are delivered to buyers pursuant to Marketing Agent's shipping orders or are delivered to Marketing Agent shall at the time of delivery be free and clear of any liens, attachments, security interests, claims or encumbrances of any kind whatsoever.

               (b) Marketing Agent shall furnish to Processor from time to time customer specifications for Products prescribing standards and procedures for quality control, storing and shipping of such Products. Initially such standards shall be mutually agreed upon by Marketing Agent and its members, and thereafter from time to time revised in a manner consistent with the Quality Assurance Policy attached hereto as Schedule B. In the absence of an agreement by the

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parties to another set of standards, the applicable standards shall be those set forth on Schedule C attached hereto.

               (c) Processor shall observe and comply with any buyer specifications furnished by Marketing Agent. Also, all Products delivered to or at the order of Marketing Agent shall conform to quality and other standards prescribed by applicable state and federal rules and regulations.

               (d) Product which fails to meet the customer specifications and the agreed standards, or in the absence of agreed standards, the standards set forth on Schedule D hereto shall be considered substandard for purposes of this Agreement. Product of substandard quality, shall, on the joint agreement of Processor and Marketing Agent: (i) be withheld from the product pool and marketed by Marketing Agent as shall be mutually agreed by Marketing Agent and Processor with proceeds of the sale of such Product, less all direct and indirect selling expenses, distributed to Processor, or (ii) remain in the product pool and be charged with the additional costs relating to the substandard quality of the Product.

            11. Storage of Product. Processor shall store its Product as the parties shall mutually agree. At the earliest reasonable time after processing commences in each Fiscal Year and as soon as Product has begun to be placed in storage, Processor shall deliver daily inventory reports to Marketing Agent of both feedstock and Product. All Product included in the daily inventory shall be included in the product pool for the appropriate Fiscal Year even though the Product remains on the premises of Processor. Certain storage and warehousing costs and expenses associated with the Products shall be charged to Marketing Agent and be included in the calculation of the Net Pool Price of the Product Pools, as provided in Sections 8(g) and (h) and 16 of this Agreement.

            12. Risk of Loss: Insurance: Indemnification.

               (a) Processor covenants and agrees that it shall bear the risk of loss of all Products produced by Processor or any portion thereof until earlier of the time (i) the Products are shipped to the buyer of the same; or (ii) at the time it is no longer possible to identify the Product as that of Processor (i.e., commingled or processed Product), at which time the risk of loss shall pass to Marketing Agent; provided, however, that Processor shall continue to be the owner of the Product until the Product is sold to the buyer. Whenever Marketing Agent shall have possession or control over the Product prior to sale to the buyer, Marketing Agent shall act strictly as custodian thereof in accordance with the provisions of this Agreement.

               (b) Processor covenants and agrees, at its sole cost and at all times during the Term (as hereinafter defined) to maintain in force an insurance policy or policies covering loss, theft or damage to the Products from any cause whatsoever until the shipment of the same to the buyer, in amounts not less than the full insurable value thereof, and product liability insurance in amounts required by Marketing Agent from time to time, which product liability insurance shall name Marketing Agent as an additional or a named insured.

               (c) Marketing Agent covenants and agrees, at all times during the Term of this Agreement, to maintain in force during the period for which it bears the risk of loss, an

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insurance policy or policies covering loss, theft or damage to the Products from any cause whatsoever in amounts not less than the full insurable value thereof, and product liability insurance in amounts deemed reasonable by Marketing Agent, which product liability insurance shall name Processor as an additional or named insured.

               (d) Insurance policies shall be taken out with responsible insurance companies licensed to write insurance in Minnesota, in the case of Marketing Agent, and Florida, in the case of Processor, and each shall not be canceled or altered without ten days' written notice to Marketing Agent and Processor. Each party shall furnish the other party with certificates of insurance for policies required hereunder, together with a summary of the terms and conditions of the policy or policies, and the date on which the same expire.

               (e) Processor hereby agrees to indemnify and hold harmless, Marketing Agent, its members, and their respective employees, from and against any claims, losses or liabilities arising out of, or resulting from, the production, on-site storage or loading of any Products which are marketed by Marketing Agent pursuant to this Agreement.

               (f) Marketing Agent hereby agrees to indemnify and hold harmless, Processor, and its employees, agents and shareholders from and against any claims, losses or liabilities arising out of, or resulting from, the actions or omissions of Marketing Agent, its employees or agents with respect to the Product, from and after the time risk of loss of Processor's Product transfers.

            13. Orders. Regardless of factory or warehouse designation, the proceeds from sales orders shall be credited to the Product pool for the appropriate Fiscal Year as provided in Section 5 hereof Marketing Agent shall consider car loadings, points of destination, capacity of tanks or warehouses, size of inventories stored therein and other pertinent factors in selecting the factory, warehouse or warehouses from which delivery shall be made.

            14. Traffic Function. Marketing Agent shall be responsible for performing all normal traffic functions relating to the shipment of all Products produced at Processor's plant, and at the request of Processor, will perform the traffic function for Processor's production inputs. Direct or indirect costs of Marketing Agent associated with the performance of the traffic functions related to Products shall be as a pooled marketing expense in accordance with Section 8 of this Agreement. Marketing Agent's traffic function costs attributable to production inputs shall be allocated to the Processor or member(s) of the pool for whom the input traffic function is provided under this Section 14.

            15. Information from Processor. Processor shall, whenever requested by Marketing Agent, furnish to Marketing Agent pooled Products production and related statistical data prepared on a daily basis, and shall make its books and records related thereto available at all reasonable times for inspection by Marketing Agent. Processor shall not be required to release information concerning Processor's proprietary processes or costs (other than reimbursable Asset Costs and Operating Costs (as hereinafter defined)), which costs shall be provided in sufficient detail to satisfy Marketing Agent's reasonable requirements in connection with the reimbursements provided for in Section 16 hereto) or other confidential financial information.

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Processor further agrees, upon request of Marketing Agent, to furnish Marketing
Agent with samples of Products for grading or selling purposes.

            16. Reimbursement to Processor.

               (a) Processor shall be reimbursed by Marketing Agent for its (i) carrying costs of assets associated with Product shipping, packaging, warehousing (including all costs historically included by Marketing Agent as warehousing costs), and storage functions (including storage costs of thick juice from beets or desugarization), including depreciation and interest, and its (ii) operating costs associated with Product shipping, packaging, warehousing (including all costs historically included by Marketing Agent as warehousing costs) and storage functions (including storage costs of thick juice from beets or desugarization) including, without limitation, labor (including direct and indirect costs, such as employee benefits, insurance, etc.), supplies and utilities ("Operating Costs"). Notwithstanding the foregoing, costs associated with thick juice storage shall not be charged to Marketing Agent for any month during which Processor elects to use such storage capacity for purposes other than thick juice storage.

               (b) Reimbursement for Asset Costs and Operating Costs shall be made monthly and Processor shall provide monthly to Marketing Agent a breakdown of Asset and Operating Costs. Marketing Agent shall pay to Processor the Asset and Operating Costs specified within thirty (30) days of submission of Processor's cost breakdown. In the event there is a dispute regarding the amount of such reimbursement, Marketing Agent shall pay the undisputed amount and if the parties are unable to resolve the disputed amounts within thirty (30) days from the date payment is due, the controversy shall be resolved in the manner provided in Section 23 hereof.

            17. Term of Agreement: Termination.

               (a) Term. The term of this Agreement shall commence on the date hereof and shall continue through August 31, 2001 (the "initial term") and from Fiscal Year to Fiscal Year thereafter (the "renewal terms") until terminated as provided herein. "Term" shall mean the initial term and any renewal terms, as provided herein.

               (b) Termination by Producer by Reason of Dissent. During the Term, Processor shall have the right to terminate this Agreement, without penalty, by Notice delivered to Marketing Agent twelve months prior to the effective date of termination, if the Processor dissents from any of the following actions taken by the Marketing Agent: (i) changes in Marketing Agent's strategic plan; (ii) merger of or acquisition by Marketing Agent; (iii) amendment to the Articles of Incorporation or By-Laws of Marketing Agent; or
(iv) admission of a new member into the Marketing Agent.

               (c) Termination by Either Party After the Initial Term. Either party has the right to terminate this Agreement at the end of the initial term and thereafter by giving written notice by registered mail to the other party of such termination as follows:

                   (i) Notice of termination to be effective at the conclusion of the initial term shall be given prior to May 1, 2000.

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                   (ii) Notice of termination to be effective at the conclusion of a renewal term shall be given prior to May 1 of a given year to be effective on August 31 of the subsequent year.

               (d) Termination Pursuant to the By-Laws of the Marketing Agent. In the event membership in the Marketing Agent is terminated pursuant to the provisions of the By-Laws of the Marketing Agent, this Agreement shall terminate effective the date of termination of membership; provided, however, that the Marketing Agent shall have the obligation to purchase from Processor and the Processor shall have the obligation to sell Products in the quantities and under the payment terms provided in this Agreement for the next succeeding twelve (12) month period following termination; further provided, that in no event shall Marketing Agent or Processor be required to take any actions that could jeopardize Marketing Agent's status as a common marketing agent under Capper-Volstead Act.

               (e) Performance Following Termination.

                   (i) Following termination of this Agreement, as provided in clauses (a), (b), or (c) above, Processor shall have the obligation to sell its pro-rata share of any Product for which Marketing Agent has, as of the date of notice of termination, made commitment to deliver to a third party buyer under the payment terms provided for in this Agreement.

                   (ii) The rights and obligations with respect to the marketing of Processor's Products shall continue in effect until all of such pooled Products have been sold by Marketing Agent and Processor's pro-rata share of the Net Pool Price from sales of pooled Products produced by Marketing Agent's members during such years and reimbursable costs and expenses have been distributed to Processor and Marketing Agent's members.

               (f) Return of Capital. Upon termination of this Agreement, Processor shall be entitled to have its then capital account returned in five equal annual installments, without interest, in exchange for the cancellation of capital equities held by Processor in the Marketing Agent. Upon the return to Processor of such capital contribution, the Marketing Agent shall cancel capital equities equal to such capital contributions.

            18. Marketing Commitments: Indemnifications.

               (a) Processor represents and warrants that it is not under contract or obligation to sell, market, consign or deliver any of the Products committed to the pools under this Agreement to any other person, firm, association, corporation or other entity. Further, Processor shall defend and hold harmless Marketing Agent from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any such prior agreement, contract or arrangement or the termination or cancellation of any prior agreements, contracts or arrangements.

               (b) Marketing Agent represents and warrants that it has the power and authority to enter into this Agreement, sell the Products committed to the pools and otherwise to fulfill its obligations under this Agreement. Further, Marketing Agent shall defend and hold

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harmless Processor and its employees, agents and shareholders, from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any sales by Marketing Agent of Products hereunder.

            19. Compliance with Marketing Agent's Governing Instruments. Processor accepts and agrees to conform to and abide by the provisions of the Articles of Incorporation and Bylaws of Marketing Agent and all amendments thereto during the Term of this Agreement.

            20. Marketing Allotments. It is the intention of the parties that all Products produced by Processor during the Term hereof will be marketed by Marketing Agent. In the event government marketing allotments are imposed during the Term hereof, Marketing Agent will continue to market all of Processor's Products; provided that products in excess of Processor's allocated volume shall not be included in the Primary Pool but will be marked as part of an alternative or separate pool. It is the intention of the parties that Processor may elect to have Product in excess of its allocation marketed by Marketing Agent in the current year (in the export market) or carried over by Marketing Agent to the next Fiscal Year. The Net Pool Price of non-pool Product shall be determined in a manner consistent with the provisions of Sections 6.1 and 8 of this Agreement. Marketing allotments attributable to Processor shall be the property of Processor. This provision shall survive the termination or expiration of this Agreement.

            21. Interdependent Agreement. Processor agrees that Marketing Agent shall have all fights and remedies provided by law and in the Bylaws of Marketing Agent in the event of a breach or threatened breach by Processor of this Agreement. Marketing Agent represents that all other members either have entered into or will be required to enter into substantially identical member marketing agreements for the marketing of pooled Products produced by the other members.

            22. Force Majeure.

               (a) Neither party shall be liable to the other for failure to perform any part of this Agreement if such failure results from the occurrence of an event of Force Majeure (as hereinafter defined), provided that the party affected by the event (i) notifies the other party of such event promptly upon learning of the occurrence of the event, such Notice (as hereinafter defined) to include the anticipated effect of such event on the performance of such party under this Agreement and (ii) uses its best efforts to minimize delays and/or non-performance caused by such event.

               (b) Each party shall be completely released from all liability to the other arising as a consequence of any excused performance caused by an event of Force Majeure, including, but not limited to, all claims for incidental, special or consequential damages.

               (c) For purposes of this Agreement, the term "Force Majeure" shall mean any (i) fire, freeze, accident, explosion, construction delay, hurricane, flood, act of God, inability to obtain electric power or fuel, inability to obtain any required permits or licenses, government law, directive or regulation, or the effect of the application of any governmental law, directive or regulation, or any like contingency, beyond a party's reasonable ability to control or avoid; and

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(ii) labor dispute or strike, from whatever cause arising and regardless of whether the demands of the employees involved are reasonable and within the affected party's power to concede.

            23. Dispute Resolution.

            23.1 Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be resolved amicably between the parties shall be finally resolved by arbitration in Chicago, Illinois, or such other location as may be mutually agreed upon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as modified by this Section 23; provided however, that the plaintiff in any claim for damages exceeding $ 10,000,000 may seek judicial resolution in any court of competent Jurisdiction and shall not be subject to this Section 23. Any arbitration shall be held before a panel of three (3) arbitrators mutually agreed to between the parties, one of whom shall be familiar with the sugar industry. If the parties are unable to agree upon the selection and appointment of arbitrators within thirty (30) days of a written demand for arbitration, then arbitrators shall be appointed by the AAA pursuant to its Commercial Arbitration Rules.

            23.2 In connection with any such arbitration, the parties further agree to participate in the exchange of information and documentation through discovery pursuant to the rules established by the arbitrators.

            23.3 The arbitrators shall have full authority to render any form of legal or equitable relief to address the parties' dispute, including an award of monetary damages and/or injunctive relief, provided, however, that in no event shall the arbitrators have the power to include any element of punitive or exemplary damages in the arbitration award. Judgment upon any award for any legal or equitable relief so rendered by the arbitrators shall be considered final and binding and may be entered in any state or federal court of competent jurisdiction.

            24. Complete Agreement. The parties agree that this Agreement constitutes the complete agreement of the parties with respect to the subject matter hereto and there are no oral or other conditions, promises, representations or inducements in addition to oral variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely.

            25. Assignment. Neither Processor nor Marketing Agent may assign this agreement without prior written consent of the other party and the other members who have entered into identical pool marketing agreements with Marketing Agent.

            26. Waiver of Breach. No waiver of a breach of any of the agreements or provisions contained in this agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

            27. Notices. Whenever notice is required by the terms hereof, it shall be given in writing by delivery or by certified or registered mail addressed to the other party at the following address or such other address as a party shall designate by appropriate notice:

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            If to Marketing Agent:

            United Sugars Corporation
            7801 E. Bush Lake Road
            Bloomington, Minnesota 55439
            Attn: President

            With a copy to:

            Ralph Morris, Esq.
            Doherty, Rumble & Butler, P.A.
            2800 Minnesota World Trade Center
            30 E. 7th Street
            St. Paul, Minnesota 5510l

            If to Processor:

            Minn-Dak Farmers Cooperative
            7525 Red River Road
            Route 1, Box 10
            Wahpeton, North Dakota 58075
            Attention: CEO

If notice is given by mail, it shall be effective two (2) days after mailing.

            28. Construction of Terms of Agreement: Modification. The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto. Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be modified in any manner except by an instrument in writing executed by the parties hereto. In the event any term, covenant, or condition herein contained is held to be invalid or void by any court of competent jurisdiction the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

            29. Successors and Assigns. Subject to the other provisions of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their successors and assigns.

            IN WITNESS WHEREOF, Marketing Agent and Processor have executed this Agreement effective the day and year first above written.

                                           UNITED SUGARS CORPORATION


                                           By:_________________________________

Its:__________________________________


                                           MINN-DAK FARMERS COOPERATIVE


                                           By:_________________________________

Its:__________________________________

                                   SCHEDULE A

                                  PACKAGE SIZES


                                   SCHEDULE B

                                QUALITY ASSURANCE
                             MARKETING AGENT SUGARS

PURPOSE:

The purpose of the Quality Assurance function at Marketing Agent is to provide guidance and direction to operational groups in the development, implementation and maintenance of Quality Systems. Quality Systems are those systems designed to assure products and services of the member companies meet the expectations of the targeted customer segments.

The Quality Assurance group will accomplish this through development, implementation and audit of systems and standards will be developed and implemented that define customer expectations as well as documenting the performance of the member companies against those standards.

STRATEGY:

The vehicle through which the above will be accomplished will be a system of documented policies and procedures defining the activities that will occur within each of the operational groups providing product for sale.

The basis for those policies and procedures will be a combination of FDA requirements as well as standards communicated by Marketing Agent's primary customer segments.

Policies and procedures that will be defined, include but are not limited to:

Product Safety/Regulatory (FDA):

      Good Manufacturing Practices (21 CFR Part 110 of the Food Drug and Cosmetic Act).

      HACCP (Hazards Analysis and Critical Control Points)

            (The two systems noted above are made up of a number of audit and process management activities designed to assure the safety of the product that is produced, stored and distributed by internal facilities as well as outside agents of the company [i.e. copack facilities, facilities that produce and ship product under agreement with Marketing Agent and Outside Distribution Facilities/Public Warehouses]).

Product Quality/Functionality:

            Product Standards for each product sold and distributed through Marketing Agent will be defined. Standards (for product as shipped) will typically be defined by any or all of the following:

            *Flavor/Odor
            *Color
            *Moisture
            *Ash
            *Sediment
            *Visible Specks
            *Floc
            *Invert
            *Specific Rotation
            *Granulation
            *Density
            *Flowability
            *Pesticides/heavy metals
            *Specific trace element analysis
                  As defined by the customer segment (i.e. bottling and National Formulary)
            *Microbiology standards

            Process Control Systems/Documentation

                  Process Control Systems are those control systems by which each producing facility manages their process to produce product which meet the approved product standards as shipped.

                  Each member facility will document, through a Standard Operating Procedures format, the methods utilized to assure processes are operated in a consistent controllable manner.


                                   SCHEDULE C

FINE GRAINED SUGARS UNITED SUGARS


Our fine grained sugars are produced by crystallizing a thick juice syrup from sugar beets. The crystals are then dried and screened to provide a number of fine grained sugar products which are used in a wide variety of products by food processors. All of our fine grained sugars can be certified to meet specifications of the National Food Processors Association and the National Soft Drink Association upon request.


            FINE GRANULATED

            This is the basic sugar used by most food processors. Its fine crystals are ideal for bakery products, cereals, candies, powdered mixes, dairy products and pharmaceutical products.

            CORDIAL
            Designed for mixing in liquids, this low-color sugar won't cloud drinks, is free from floc and is very stable when used in alcohol oils. It's used in pharmaceutical products, cordial liquors and specialty candies.

            GELATIN
            The fine granulation and faster dissolving properties of Gelatin Sugar make it ideal for powdered drink and gelatine mixes. Its very fine and uniform granulation reduces stratification in the final product.

            BAKERS SPECIAL
            Bakers Special is our finest granulated sugar and was developed for the baking industry. It provides fine crumb texture and dissolves easily. It is used in bakery products, cocoa mixes and powdered mixes. It's also used in coating doughnuts and cookies.

FINE GRAINED PRODUCTS:

Fine Granulated:      Cordial:             Gelatin:             Bakers Special:
  25 LB Bag             100 LB Bag           50 LB Bag            50 LB Bag
  50 LB Bag             2,000 LB Totes       100 LB Bag           100 LB Bag
  100 LB Bag            Bulk Rail or Truck   2,000 LB Totes       2,000 LB Totes
  2,000 LB Totes                             Bulk Rail or Truck
  2,100 LB Supersack
  Bulk Rail or Truck

FINE GRAINED SUGARS -- TYPICAL ANALYSIS

                           FINE GRANULATED SUGAR
       COLOR               ASH         MOISTURE

  Not more than 35       Not more      Not more
       RBU              than .015%    than .035%

                               CORDIAL SUGAR
       COLOR                ASH        MOISTURE       FLOC         IRON             TURSIDITY

  Not more than 15       Not more      Not more     Negative      Not more          Not less than
       RBU              than .015%    than .035%                than .05 ppm    100% transmission
                                                                                    at 720 nm

                               GELATIN SUGAR
       COLOR               ASH         MOISTURE

  Not more than 45       Not more      Not more
       RBU              than .015%    than .030%

                              BAKERS SPECIAL SUGAR
       COLOR               ASH         MOISTURE

  Not more than 45       Not more      Not more
       RBU              than .015%    than .030%


GRAIN SIZE - CUMULATIVE PERCENT RETAINED

                                     FINE GRANULATED SUGAR
    TYLER SIEVE          U.S. SIEVE                 MINIMUM             TARGET      MAXIMUM
        20                   20                       --                  --           0.5
        28                   30                       1.0                 --           6.5
        35                   40                      21.0                 --          46.5
        60                   60                      56.0                 --          93.5
    Passing 80           Passing 80                   --                  --           7.0
    Passing 100         Passing 100                   --                  --           5.0

                                        CORDIAL SUGAR
    TYLER SIEVE          U.S. SIEVE                 MINIMUM             TARGET      MAXIMUM
        20                   20                       --                  --           0.5
        28                   30                       1.0                 --           6.5
        35                   40                      21.0                 --          46.5
        60                   60                      56.0                 --          93.5
    Passing 80           Passing 80                   --                  --           7.0
    Passing 100         Passing 100                   --                  --           5.0

                                        GELATIN SUGAR
    TYLER SIEVE          U.S. SIEVE                 MINIMUM             TARGET      MAXIMUM
        28                   30                       --                  0.1          0.5
        35                   40                       --                  5.0          6.0
        60                   60                       --                 64.0         73.0
    Passing 100         Passing 100                   --                  6.0          8.0

                                      BAKERS SPECIAL SUGAR
    TYLER SIEVE          U.S. SIEVE                 MINIMUM             TARGET      MAXIMUM
        35                   40                       --                  0.1          0.4
        48                   50                       --                  1.7          2.0
    Passing 48           Passing 50                  98.0                98.3        100.0

COARSE GRAINED SPECIALTY
SUGARS      UNITED SUGARS


Our course grained, easy-handling sugars resist caking, and provide better flowability. As the larger crystals reflect light, they create a sparkling appearance that's ideal for decorating. All of our course grained sugars can be certified to meet specifications of the National Food Processors Association and the National Soft Drink Association upon request.


            SANDING
            Our largest grain size, sanding sugar adds a sparkle to baked goods, jelly candies, gumdrops, cotton candy and cookies.

            COARSE SUGAR
            With a slightly smaller grain size than sanding, coarse granulated is ideal for pneumatic systems. It provides greater resistance to caking, and is used in candy, dairy products, powdered drink mixes, canning and snack foods.

            UNIGRAN SUGAR
            With virtually no fines and a uniform grain size, Unigran was developed specifically for use in hot drink dispensing machines. Its uniform grain size makes it ideal for use in coffee and cocoa mixes, powdered mixes and cereal products.


COARSE GRAINED PRODUCTS:

Sanding:               Coarse:                        Unigran:
  100 LB Bag             Bulk Rail or Truck             100 LB Bag

COARSE GRAINED SPECIALTY
SUGARS      UNITED SUGARS


TYPICAL ANALYSIS
                                 SANDING SUGAR
         COLOR                        ASH                      MOISTURE

  Not more than 35 RBU        Not more than .015%        Not more than .030%

                             COARSE GRANULATED SUGAR
         COLOR                        ASH                      MOISTURE

  Not more than 35 RBU        Not more than .015%        Not more than .030%

                                 UNIGRAN SUGAR
         COLOR                        ASH                      MOISTURE

  Not more than 35 RBU        Not more than .015%        Not more than .030%

GRAIN SIZE - CUMULATIVE PERCENT RETAINED

                                  SANDING SUGAR
    TYLER SIEVE      U.S. SIEVE           MINIMUM        TARGET         MAXIMUM
        20               20                 3.0            8.0            10.0
        28               30                50.0           65.0            70.0
        48               50                98.0           99.3           100.0
    Passing 48       Passing 50             --             0.7             2.0

                             COARSE GRANULATED SUGAR
    TYLER SIEVE      U.S. SIEVE           MINIMUM        TARGET         MAXIMUM
        20               20                 --             5.0            10.0
        28               30                 5.0           25.0            50.0
        35               40                50.0           75.0           100.0
    Passing 60       Passing 60             --             2.0             5.0
    Passing 80       Passing 80             --             1.0             2.0
    Passing 100     Passing 100             --             0.5             1.0

                                  UNIGRAN SUGAR
    TYLER SIEVE      U.S. SIEVE           MINIMUM        TARGET         MAXIMUM
        28               30                 4.0           12.0            20.0
    Passing 48       Passing 50             --             --             10.0

POWDERED SUGARS         UNITED SUGARS


All our powdered sugars are milled with 3% corn starch to prevent caking to produce a fine, powdered product. In confectionery products it provides excellent mouthfeel and appearance, and its smooth, light texture promotes spreadability in icings.


            6X POWDERED SUGAR
            With its small, uniform particle size, 6X powdered sugar is perfect for a wide range of bakery and confectionery products. It creates smooth, easy-to-spread icings, and when dusted on baked goods, it adds a pleasant sweetness and appearance.

            10X POWDERED SUGAR
            10X powdered sugar is more finely milled than 6X, and is also ideal for dusting and icing a wide range of bakery and confectionery products.

            FONDANT AND ICING SUGAR
            Our finest milled powdered sugar, Fondant Sugar provides excellent smoothness and spreadability. It is an excellent choice for use in cream fillings of candies, icings and dusting bakery products.

POWDERED PRODUCTS:
6X:                       10X:                  Fondant & Icing:
  25 LB Bag                 50 LB Bag             50 LB Bag
  50 LB Bag                 100 LB Bag
  100 LB Bag

POWDERED SUGARS         UNITED SUGARS


TYPICAL ANALYSIS

                                6X POWDERED SUGAR
       SUCROSE                       STARCH                     MOISTURE

 Approximately 97.0%           Approximately 3.0%         Not more than 0.30%

                               10X POWDERED SUGAR
       SUCROSE                       STARCH                     MOISTURE

 Approximately 97.0%           Approximately 3.0%         Not more than 0.30%

                             FONDANT AND ICING SUGAR
       SUCROSE                       STARCH                     MOISTURE

 Approximately 97.0%           Approximately 3.0%         Not more than .030%

GRAIN SIZE - CUMULATIVE PERCENT RETAINED

                                6X POWDERED SUGAR
    TYLER SIEVE      U.S. SIEVE          MINIMUM            TARGET     MAXIMUM
        100             100                --                 0.5        1.0
        150             140                --                 2.0        3.0
        200             200                --                 5.0        6.5
    Passing 200     Passing 200           93.5               95.0         --

                               10X POWDERED SUGAR
    TYLER SIEVE      U.S. SIEVE          MINIMUM            TARGET     MAXIMUM
        100             100                --                 0.01       0.01
        150             140                --                 1.0        1.4
        200             200                --                 3.0        3.8
        270             270                --                 6.0        7.8
        325             325                --                12.5        14.8
    Passing 325     Passing 325           85.2               87.8

                             FONDANT AND ICING SUGAR
    TYLER SIEVE      U.S. SIEVE          MINIMUM            TARGET     MAXIMUM
    Passing 325     Passing 325           98.0               99.0         --

BROWN SUGARS            UNITED SUGARS


Our brown sugars are coated with a uniquely blended syrup for a rich, molasses flavor and attractive coloring. Their exceptional texture and taste make them ideal for use in a variety of products.


            LIGHT BROWN
            This brown sugar has a light, golden brown color. It provides a mild sweet caramel flavor, and is ideal for use in icing, caramel corn and bakery products.

            DARK BROWN
            This brown sugar has a rich, deep brown color. It provides a rich, full-bodied molasses flavor and is ideal for use in baked beans, smoked meats, bakery and confectionery products.


BROWN PRODUCTS:

Light Brown:                 Dark Brown:
  25 LB Bag                    50 LB Bag
  50 LB Bag                    2,000 LB Totes
  100 LB Bag
  2,000 LB Totes

TYPICAL ANALYSIS

                                LIGHT BROWN SUGAR
       SUCROSE       REDUCING SUGARS       ASH          MOISTURE      pH AT 20 C
    94.0% +/- 2.0%     3.5% - 4.5%     0.8% - 1.2%     1.7% - 2.4%    5.2 - 6.5

                                DARK BROWN SUGAR
       SUCROSE       REDUCING SUGARS       ASH          MOISTURE      pH AT 20 C
    94.0% +/- 2.0%     3.5% - 4.5%     0.8% - 1.2%     1.7% - 2.4%    5.2 - 6.5

LIQUID TYPE O SUGAR     UNITED SUGARS


The exacting chemical, physical and microbiological standards of this sugar make it ideal for use in products whose formulation receives limited processing. It is used in dairy products, processed foods, confectionery and beverages. Liquid Type O Sugar can be certified to meet specifications of the National Food Processors Association and the National Soft Drink Association upon request.

TYPICAL ANALYSIS

                               LIQUID SUGAR TYPE O

        ASH                                                  TOTAL SOLIDS                       WEIGHT
  BY CONDUCTIVITY       FLOC           SEDIMENT           % BY REFRACTOMETER     pH, 20 C   PER GALLON 20 C      COLOR
Not more than .025%   Negative    Not more than 1 ppm         67.5+/-0.2           7.5      Per Gallon 20 C      White
                                                                                              11.105 lbs.